This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated October 14, 2026

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-290665 and 333-290665-01
(To Prospectus dated December 8, 2025,
Prospectus Supplement dated December 30, 2025 and

Product Supplement COMM SUN-1 dated March 5, 2026)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	October , 2026 November , 2026 January , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC

Market-Linked One Look Notes Linked to the Copper Spot Price

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Maturity of approximately 14 months

■If the Market Measure is flat or increases, a return of [20.00% to 26.00%].

■1-to-1 downside exposure to decreases in the Market Measure, with up to 100.00% of your principal at risk

■All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-8 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is expected to be between $9.40 and $9.80 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to BofA Finance	$ 9.825	$

(1)For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

                                                          The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

October  , 2026

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Summary

The Market-Linked One Look Notes Linked to the Copper Spot Price, due January  , 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the official settlement price per tonne of Grade A copper on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars, as determined by the LME and, as displayed on the applicable Bloomberg page “LOCADY <CMDTY>” (or any applicable successor page) (the “Copper Spot Price” or the “Market Measure”), is equal to or greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Step Up Payment) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value is based on an assumed tenor of the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Copper Spot Price, Bloomberg symbol (“LOCADY”)
Starting Value:	The Copper Spot Price on the pricing date. The pricing date is subject to adjustment as described on page PS-27 of the accompanying product supplement.
Ending Value:

The Copper Spot Price on the calculation day. The scheduled calculation day is subject to postponement in the event it is not a Market Measure Business Day or in the event of Market Disruption Events, as described beginning on page PS-29 of the accompanying product supplement.

Step Up Payment:	[$2.00 to $2.60] per unit, which represents a return of [20.00% to 26.00%] over the principal amount. The actual Step Up Payment will be determined on the pricing date.
Threshold Value:	100.00% of the Starting Value.
Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) .

The terms and risks of the notes are contained in this term sheet and in the following:

Market-Linked One Look Notes	TS-2

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

■Product supplement COMM SUN-1 dated March 5, 2026:

https://www.sec.gov/Archives/edgar/data/70858/000121390026024033/ea0280220-01_424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Ending Value will not be less than the Starting Value.

■You accept that the return on the notes will be limited to the return represented by the Step Up Payment.

■You are willing to risk a loss of principal and return if the Market Measure decreases from the Starting Value to the Ending Value.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo the rights and benefits of owning the commodity tracked by the Market Measure.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount, as applicable.

■You believe that the Market Measure will decrease from the Starting Value to the Ending Value or that it will increase by more than the return represented by the Step Up Payment.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive the rights and benefits of owning the commodity tracked by the Market Measure.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked One Look Notes	TS-3

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Market-Linked One Look Notes

This graph reflects the returns on the notes, based on the Threshold Value of 100.00% of the Starting Value and a hypothetical Step Up Payment of $2.30 per unit (the midpoint of the Step Up Payment range of [$2.00 to $2.60]). The green line reflects the returns on the notes, while the dotted gray line reflects the performance of the Market Measure.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 100.00, a hypothetical Step Up Payment of $2.30 per unit (the midpoint of the Step Up Payment range of [$2.00 to $2.60]) and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes until maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see ”The Market Measure” section below. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)(2)	0.00%	$12.30(3)	23.00%
102.00	2.00%	$12.30	23.00%
103.00	3.00%	$12.30	23.00%
105.00	5.00%	$12.30	23.00%
110.00	10.00%	$12.30	23.00%
120.00	20.00%	$12.30	23.00%
123.00	23.00%	$12.30	23.00%
130.00	30.00%	$12.30	23.00%
140.00	40.00%	$12.30	23.00%
150.00	50.00%	$12.30	23.00%
160.00	60.00%	$12.30	23.00%

(1)This is the hypothetical Threshold Value.

(2)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $2.30. Your investment return is limited to the return represented by the Step Up Payment.

Market-Linked One Look Notes	TS-4

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Threshold Value:100.00
Ending Value:50.00
Redemption Amount per unit
Example 2
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 140.00
$10.00 + $2.30 = $12.30

Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value. In this example, even though the Ending Value is significantly greater than the Starting Value, your return on the notes will be limited to the return represented by the Step Up Payment.

Market-Linked One Look Notes	TS-5

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the commodity tracked by the Market Measure.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Market Measure, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” beginning on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S, BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affilates’ business hedging and trading activities (including trades related to the Market Measure), and any hedging and trading activities BAC or its affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■Ownership of the notes will not entitle you to any rights with respect to the commodity tracked by the Market Measure.

■The price of the Market Measure may change unpredictably, affecting the value of your notes in unforeseeable ways.

■Suspensions or disruptions of market trading in the commodity tracked by the Market Measure may adversely affect the value of the notes.

Market-Linked One Look Notes	TS-6

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

■Changes in the exchange methodology related to the Market Measure may adversely affect the value of the notes prior to maturity.

■The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

■Legal and regulatory changes could adversely affect the return on and value of your notes.

■The Market Measure is the price for a commodity traded on a foreign exchange that may be less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-34 of the accompanying product supplement.

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

The notes are linked to the Copper Spot Price and not to a diverse basket of commodities or a broad-based commodity index. The Copper Spot Price may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. In addition, the prices of many individual commodities, including the Copper Spot Price, have recently been highly volatile and there can be no assurance that the volatility will lessen.

The notes are subject to risks associated with copper.

The notes are subject to risks associated with copper. The price of copper has fluctuated widely in recent years. Because the return on the notes is based on the Copper Spot Price, we expect that generally the market value of the notes will depend in part on the market price of copper and the volatility of copper and related futures contracts (including the frequency and magnitude of price increases and decreases in copper or related futures contracts). The price of copper is primarily affected by the global demand for and supply of copper which, in turn, is affected by numerous factors, including industrial economic activity, as well as political events; weather; agriculture; disease; labor activity; technological developments; direct government activity (such as embargoes);  the availability and price of substitutes for copper in various applications; and other supply disruptions in major producing or consuming regions of copper. The price volatility of copper also affects the value of the futures and forward contracts related to copper and, therefore, the price of copper at any such time. In addition, the market for copper is global, and copper prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors. The price of copper has recently been, and may continue to be, extremely volatile. These factors may adversely affect the performance of the Copper Spot Price and, therefore, the market value of, and return on, the notes.

The notes are subject to risks associated with the LME.

The notes are linked to the Copper Spot Price, which is traded on and/or determined by the LME. The LME is a self-regulatory association (though it is also regulated by the United Kingdom’s Financial Conduct Authority) of metal market participants and is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. If the LME ceases operations, or of trading of metals, such as copper, becomes subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LME prices as a global benchmark for copper may be adversely affected. All these factors could adversely affect the prices of copper, and therefore, your return on the notes.

Market-Linked One Look Notes	TS-7

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

The Market Measure

All disclosures contained in this term sheet regarding the Market Measure have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, the LME. The consequences of the LME discontinuing publication or determination of the Market Measure are discussed in the section entitled “Description of the Notes—Discontinuance of a Market Measure” beginning on page PS-24 of the accompanying product supplement. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor.

The Copper Spot Price

The price of copper to which the return on the notes is linked is the official settlement price per tonne of Grade A copper on the LME for the spot market, stated in U.S. dollars, as determined by the LME and as displayed on Bloomberg page “LOCADY <CMDTY>” (or any applicable successor page).

Additional information regarding the Copper Spot Price and the LME’s business continuity procedures is available on the LME’s website.

Historical Performance of the Market Measure

The following graph shows the daily historical performance of the Market Measure in the period from January 1, 2016 through October 13, 2026. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy of completeness of the information obtained from Bloomberg L.P.  On October 13, 2026, the closing price of the Copper Spot Price was $14,741.00.

15,000
14,000
13,000
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Jan-26
Jul-26

This historical data on the Market Measure is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price of the Market Measure during any period set forth above is not an indication that the price of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the Market Measure.

Market-Linked One Look Notes	TS-8

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the Notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked One Look Notes	TS-9

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holder of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-8 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Market-Linked One Look Notes	TS-10

Market-Linked One Look Notes Linked to the Copper Spot Price, due January , 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-34 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Market-Linked One Look Notes	TS-11